Exhibit 99.1
FAT BRANDS INC. REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS
Conference call and webcast today at 5:30 p.m. ET
LOS ANGELES (May 8, 2025) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported financial results for the fiscal first quarter ended March 30, 2025.
Andy Wiederhorn, Chairman of FAT Brands, said, “We started 2025 with strong momentum, opening 23 new locations in the first quarter, a 37% increase over last year’s quarter. We remain on track to achieve our target of over 100 new restaurant openings this year, supported by our robust development pipeline of approximately 1,000 signed agreements. Our co-branding initiatives continue to gain traction, with successful launches including our first Round Table Pizza and Marble Slab Creamery pairing, demonstrating our commitment to innovative growth strategies. Additionally, we are expanding internationally, having secured new agreements to open 40 locations across France, consisting of both our Fatburger and Buffalo’s Cafe concepts.”

Ken Kuick, Co-Chief Executive Officer and Chief Financial Officer of FAT Brands, said, “The successful spin-off of Twin Hospitality Group Inc. marks a significant strategic milestone for FAT Brands. This transaction delivered a $50 million dividend to our shareholders through the distribution of Twin Hospitality Group’s Class A Common Stock, while maintaining our ownership of the remaining shares. As we progress through 2025, we remain focused on strengthening our balance sheet while driving operational efficiencies across our portfolio.”

Taylor Wiederhorn, Co-Chief Executive Officer of FAT Brands, said “Our strategy to return to a nearly 100% franchised model is advancing with the planned refranchising of our 57 company-operated Fazoli’s restaurants. This follows our successful amendment of the Fazoli’s securitization, which provides enhanced financial flexibility. Combined with our manufacturing capabilities expansion, including our first third-party contract with a national restaurant entertainment chain, which we expect to execute on in the second quarter, we are well-positioned to drive sustainable growth and shareholder value.”

Fiscal First Quarter 2025 Highlights
•Total revenue declined 6.5% to $142.0 million compared to $152.0 million in the fiscal first quarter of 2024
◦System-wide sales declined 1.8%
◦System-wide same-store sales declined 3.4%
◦23 new store openings during the fiscal first quarter of 2025
•Net loss of $46.0 million, or $2.73 per diluted share, compared to $38.3 million, or $2.37 per diluted share, in the fiscal first quarter of 2024
•EBITDA(1) of $2.1 million compared to $9.4 million in the fiscal first quarter of 2024
•Adjusted EBITDA(1) of $11.1 million compared to $18.2 million in the fiscal first quarter of 2024
•Adjusted net loss(1) of $38.7 million, or $2.32 per diluted share, compared to adjusted net loss(1) of $32.9 million, or $2.05 per diluted share, in the fiscal first quarter of 2024

(1)EBITDA, adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net loss to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Fiscal First Quarter 2025 Financial Results
Total revenue decreased $9.9 million, or 6.5%, in the first quarter of 2025 to $142.0 million compared to $152.0 million in the year-ago quarter, driven by lower same-store sales and lower revenues due to the closure of one Smokey Bones location during its conversion to a Twin Peaks lodge, partially offset by revenues generated by our new Twin Peaks lodges.
Cost of restaurant and factory revenues was related to the operations of the company-owned restaurant locations and dough factory and decreased $3.0 million, or 3.0%, in the first quarter of 2025 to $96.1 million compared to $99.1 million in the year-ago quarter, primarily due to lower same-store sales, partially offset by labor inflation and increases in the prices of food ingredients.
General and administrative expense increased $3.0 million, or 10.1%, in the first quarter of 2025 to $33.0 million compared to $30.0 million in the same period in the prior year, primarily due to the increased professional fees related to pending litigation.
Advertising expenses decreased $1.5 million in the first quarter of 2025 to $11.1 million compared to $12.6 million in the same period in the prior year. These expenses vary in relation to advertising revenues.
Total other expense, net, for the first quarter of 2025 and 2024 was $36.0 million and $33.4 million, respectively, which is inclusive of interest expense of $35.9 million and $34.0 million, respectively.
Adjusted net loss(1) was $38.7 million, or $2.32 per diluted share, compared to adjusted net loss(1) of $32.9 million, or $2.05 per diluted share, in the fiscal first quarter of 2024.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year.
System-wide sales growth - System-wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.
Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal first quarter 2025 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, Chairman of the Board, and Ken Kuick, Co-Chief Executive Officer and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 1-877-704-4453 from the U.S. or 1-201-389-0920 internationally. A replay will be available after the call until Thursday, May 29, 2025, and can be accessed by dialing 1-844-512-2921 from the U.S. or 1-412-317-6671 internationally. The passcode is 13752592. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 18 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Smokey Bones, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, the timing and performance of new store openings, our ability to conduct future accretive acquisitions and our pipeline of new store locations. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measures of EBITDA, adjusted EBITDA and adjusted net loss.
EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors, and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising loss, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.
Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.
Reconciliations of net loss presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.
Investor Relations:
ICR
Michelle Michalski
ir-fatbrands@icrinc.com

Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended
(In thousands, except share and per share data)	March 30, 2025	March 31, 2024

Revenue
Royalties	$21,773	$21,947
Restaurant sales	99,415	105,938
Advertising fees	9,764	9,796
Factory revenues	8,811	9,474
Franchise fees	1,190	1,481
Other revenue	1,066	3,331
Total revenue	142,019	151,967

Costs and expenses
General and administrative expense	33,043	30,005
Cost of restaurant and factory revenues	96,097	99,050
Depreciation and amortization	10,391	10,194
Refranchising (gain) loss	(22)	1,508
Advertising fees	11,076	12,592
Total costs and expenses	150,585	153,349

Loss from operations	(8,566)	(1,382)

Other (expense) income, net
Interest expense	(31,444)	(29,623)
Interest expense related to preferred shares	(4,418)	(4,418)
Net (loss) gain on extinguishment of debt	(151)	427
Other income, net	37	204
Total other expense, net	(35,976)	(33,410)

Loss before income tax provision	(44,542)	(34,792)

Income tax provision	(1,769)	(3,524)

Net loss	(46,311)	(38,316)

Less: Net loss attributable to non-controlling interest	(342)	—

Net loss attributable to FAT Brands Inc.	$(45,969)	$(38,316)

Net loss attributable to FAT Brands Inc.	$(45,969)	$(38,316)
Dividends on preferred shares	(2,231)	(1,881)
	$(48,200)	$(40,197)

Basic and diluted loss per common share	$(2.73)	$(2.37)
Basic and diluted weighted average shares outstanding	17,632,860	16,947,400
Cash dividends declared per common share	$—	$0.14

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended
(In thousands)	March 30, 2025	March 31, 2024
Net loss attributable to FAT Brands Inc.	$(45,969)	$(38,316)
Interest expense, net	35,862	34,041
Income tax provision	1,769	3,524
Depreciation and amortization	10,391	10,194
EBITDA	2,053	9,443
Bad debt expense	230	168
Share-based compensation expenses	367	745
Non-cash lease expenses	341	630
Refranchising (gain) loss	(22)	1,508
Litigation costs	6,864	3,807
Severance	—	22
Net loss related to advertising fund deficit	569	2,282
Net loss (gain) on extinguishment of debt	151	(427)
Pre-opening expenses	517	28
Adjusted EBITDA	$11,069	$18,207

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended
(In thousands, except share and per share data)	March 30, 2025	March 31, 2024
Net loss attributable to FAT Brands Inc.	$(45,969)	$(38,316)
Refranchising (gain) loss	(22)	1,508
Net loss (gain) on extinguishment of debt	151	(427)
Litigation costs	6,864	3,807
Severance	—	22
Tax adjustments, net (1)	278	497
Adjusted net loss	$(38,698)	$(32,909)

Net loss	$(45,969)	$(38,316)
Dividends on preferred shares	(2,231)	(1,881)
	$(48,200)	$(40,197)

Adjusted net loss	$(38,698)	$(32,908)
Dividends on preferred shares	(2,231)	(1,881)
	$(40,929)	$(34,789)

Loss per basic and diluted share	$(2.73)	$(2.37)
Adjusted net loss per basic and diluted share	$(2.32)	$(2.05)

Weighted average basic and diluted shares outstanding	17,632,860	16,947,400
(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.